Exhibit 99

Eaton Third Quarter Earnings Per Share Increases 38 Percent to $1.57

Exceeds Guidance Due to Stronger Markets and Improved Operating Performance

Raises Earnings Guidance for 2010 by 10 Percent

CLEVELAND--(BUSINESS WIRE)--October 20, 2010--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.57 for the third quarter of 2010, an increase of 38 percent from net income per share of $1.14 in the third quarter of 2009. Sales in the quarter were $3.6 billion, 18 percent above the same period in 2009. Net income was $268 million compared to $193 million in 2009, an increase of 39 percent.

Net income in both periods included charges related to the integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2010 was $1.60 versus $1.21 in 2009, an increase of 32 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our third quarter results significantly exceeded our guidance. The results reflect the outstanding achievements of our employees around the world, who have capitalized on the continued rebound in our end markets while realizing the benefits of the substantial changes in our cost structure implemented over the past two years.

“Our 18 percent sales increase in the quarter was due entirely to an increase in core sales, with a 1 percent increase from acquisitions offset by a 1 percent decline from exchange rates,” said Cutler. “Our end markets increased 14 percent in the quarter.

“Our segment operating margin in the third quarter was 13.4 percent, just slightly below our record quarterly margin of 13.5 percent posted in the fourth quarter of 2007. Our third quarter margins increased significantly from the second quarter in Electrical Americas, Electrical Rest of World, Aerospace and Truck,” said Cutler. “Our strong margin performance is particularly notable given that our revenues are still 17 percent below where they were in our peak quarter in 2008.

“Our operating cash flow in the third quarter was $420 million and free cash flow was $314 million,” said Cutler.

“As we look at our end markets, we believe the growth patterns we have experienced so far this year will continue,” said Cutler. “For the full year, we now believe our end markets will increase 10 percent, 2 points higher than our expectations at the end of the second quarter, driven by higher growth in non-U.S. markets.

“We anticipate fourth quarter net income per share will be between $1.50 and $1.60 and operating earnings per share, which excludes charges to integrate our recent acquisitions, will be between $1.55 and $1.65,” said Cutler. “Accordingly, for the full year, we are raising our earnings guidance by 10 percent. We now anticipate that net income per share will be between $5.30 and $5.40, and operating earnings per share will be between $5.45 and $5.55. This full-year guidance includes the recognition of $0.14 per share of tax expense in the first quarter associated with Medicare Part D.”

Business Segment Results

Third quarter sales for the Electrical Americas segment were $967 million, up 15 percent compared to 2009. Operating profits in the third quarter were $141 million, down 1 percent from results in 2009.

“End markets for our Electrical Americas segment grew 3 percent during the third quarter,” said Cutler. “We saw good growth during the quarter in our early- and mid-cycle markets, particularly in power quality and industrial markets. That growth was largely offset by the weakness in our non-residential markets.

“We were pleased with our 14.6 percent margin in the Electrical Americas segment,” said Cutler. “Despite the downturn in our non-residential markets, our margins have improved sequentially in each quarter of 2010.

“Bookings for the Electrical Americas segment, adjusted for acquisitions and foreign exchange, increased 8 percent in the third quarter,” said Cutler. “We are maintaining our view that markets for our Electrical Americas segment will decline by 1 percent in 2010.

“We closed two acquisitions, EMC Engineers and Wright Line, in the third quarter and we closed a third, CopperLogic, in early October,” said Cutler. “These acquisitions add additional high-value products and engineering services to our capabilities.”

Sales for the Electrical Rest of World segment were $707 million, an increase of 9 percent compared to the third quarter of 2009. The sales increase was comprised of a 12 percent increase in core sales and a 1 percent increase from acquisitions offset by a 4 percent decline due to foreign currency.

The segment reported operating profits of $81 million. Excluding acquisition integration charges of $6 million during the quarter, operating profits totaled $87 million, up 53 percent compared to the third quarter of 2009.

“European electrical markets grew 9 percent during the third quarter,” said Cutler, “while Asian markets grew 10 percent. Our margin of 12.3 percent in the third quarter is an all-time high for this segment and represents a significant improvement over the second quarter. This strong operating margin is confirmation of the powerful competitive position of the franchise we have created through our acquisitions in 2007 of the MGE Small Systems business and in 2008 of Moeller and Phoenixtec.

“Our bookings in Electrical Rest of World, adjusted for acquisitions and foreign exchange, grew 19 percent during the third quarter, reflecting both strong growth in developing country markets and accelerating growth in European markets,” said Cutler. “We now believe that our Electrical Rest of World markets will grow 7 percent in 2010, 1 percent stronger than our previous estimate.”

In the Hydraulics segment, third quarter sales were $583 million, up 40 percent from the third quarter of 2009. Hydraulics markets in the third quarter grew 44 percent compared to the same period in 2009, with U.S. markets up 58 percent and non-U.S. markets up 34 percent. Operating profits in the third quarter were $76 million. In the third quarter of 2009, operating profits were $20 million, excluding acquisition integration charges of $2 million.

“Global hydraulics markets continued their sharp rebound during the third quarter,” said Cutler. “Our bookings, adjusted for foreign exchange, increased 43 percent in the third quarter. We expect hydraulics markets will show further growth in the fourth quarter, although the rate of growth is likely to be somewhat lower than in the third quarter. For all of 2010, we now expect our markets to grow 31 percent versus our expectation at the end of the second quarter of 26 percent.”

The Aerospace segment posted third quarter sales of $390 million, a decrease of 1 percent from the third quarter of 2009. Aerospace markets in the third quarter increased 3 percent, with U.S. markets increasing 4 percent and non-U.S. markets increasing 1 percent.

Operating profits in the third quarter were $60 million. Excluding acquisition integration charges of $1 million, operating profits were $61 million, the same as in the third quarter of 2009.

“Our bookings, adjusted for foreign exchange, increased 12 percent in the third quarter,” said Cutler. “The commercial aerospace aftermarket has started to rebound, with both U.S. and non-U.S. markets showing modest growth. We expect commercial aftermarket growth to continue at a modest pace over the balance of 2010. We are maintaining our forecast that aerospace markets for all of 2010 will decline by 1 percent.”

“We are pleased with our 15.6 percent margin in Aerospace, a significant improvement over our second quarter margin,” said Cutler.

The Truck segment posted sales of $534 million in the third quarter, up 33 percent compared to 2009. Truck markets in the third quarter were up 28 percent, with U.S. markets up 24 percent and non-U.S. markets up 31 percent. Operating profits were $74 million compared to $25 million in the third quarter of 2009.

“We are pleased with our 13.9 percent margin in the Truck segment during the third quarter,” said Cutler. “This margin performance is particularly noteworthy given the currently depressed production levels in the NAFTA Class 8 truck market.

“We believe truck markets in the fourth quarter will continue to improve, although at a slower rate than in the third quarter,” said Cutler. “We now estimate our Truck markets in 2010 to grow 26 percent versus our expectation of 23 percent at the end of the second quarter.”

The Automotive segment posted third quarter sales of $390 million, up 20 percent from the third quarter of 2009. Automotive unit production in the third quarter grew 14 percent, with U.S. auto production up 27 percent and production outside the U.S. up 8 percent compared to the third quarter of 2009.

Operating profits in the third quarter were $39 million, an increase of 70 percent compared to the third quarter of 2009.

“Global automotive production declined slightly from the second to the third quarter, principally due to lower production in Europe and Asia,” said Cutler. ”We expect stronger growth in the fourth quarter. For all of 2010, we now estimate our markets to grow 24 percent versus our expectation at the end of the second quarter of 17 percent growth.”

Eaton Corporation is a diversified power management company with 2009 sales of $11.9 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the fourth quarter 2010 and full year 2010 net income per share and operating earnings per share, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and nine months ended September 30, 2010 and 2009 are available on the company’s website, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Nine months ended
	September 30		September 30
(Millions except for per share data)	2010	2009	2010	2009

Net sales	$3,571	$3,028	$10,052	$8,742
Income before income taxes	305	166	743	133
Net income	$269	$194	$654	$173
Adjustment of net income for noncontrolling interests	(1)	(1)	(5)	(1)
Net income attributable to common shareholders	$268	$193	$649	$172

Net income per common share - diluted	$1.57	$1.14	$3.80	$1.02
Average number of common shares outstanding - diluted	170.3	169.2	170.0	168.2

Net income per common share - basic	$1.59	$1.16	$3.86	$1.03
Average number of common shares outstanding - basic	167.6	167.0	167.4	166.9

Cash dividends paid per common share	$.58	$.50	$1.58	$1.50

Reconciliation of net income attributable to
common shareholders to operating earnings
Net income attributable to common shareholders	$268	$193	$649	$172
Excluding acquisition integration charges (after-tax)	4	12	16	36
Operating earnings	$272	$205	$665	$208

Net income per common share - diluted	$1.57	$1.14	$3.80	$1.02
Per share impact of acquisition integration charges (after-tax)	.03	.07	.10	.21
Operating earnings per common share	$1.60	$1.21	$3.90	$1.23

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Nine months ended
	September 30		September 30
(Millions except for per share data)	2010	2009	2010	2009

Net sales	$3,571	$3,028	$10,052	$8,742

Cost of products sold	2,480	2,178	7,068	6,541
Selling & administrative expense	651	553	1,842	1,665
Research & development expense	104	99	308	292
Interest expense-net	33	38	102	116
Other (income) expense-net	(2)	(6)	(11)	(5)
Income before income taxes	305	166	743	133
Income tax expense (benefit)	36	(28)	89	(40)
Net income	269	194	654	173
Adjustment of net income for noncontrolling interests	(1)	(1)	(5)	(1)
Net income attributable to common shareholders	$268	$193	$649	$172

Net income per common share - diluted	$1.57	$1.14	$3.80	$1.02
Average number of common shares outstanding - diluted	170.3	169.2	170.0	168.2

Net income per common share - basic	$1.59	$1.16	$3.86	$1.03
Average number of common shares outstanding - basic	167.6	167.0	167.4	166.9

Cash dividends paid per common share	$.58	$.50	$1.58	$1.50

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Nine months ended
	September 30		September 30
(Millions)	2010	2009	2010	2009
Net sales
Electrical Americas	$967	$843	$2,663	$2,583
Electrical Rest of World	707	646	1,980	1,785
Hydraulics	583	418	1,641	1,273
Aerospace	390	394	1,136	1,221
Truck	534	401	1,479	1,014
Automotive	390	326	1,153	866
Total net sales	$3,571	$3,028	$10,052	$8,742

Segment operating profit (loss)
Electrical Americas	$141	$142	$366	$392
Electrical Rest of World	81	45	183	55
Hydraulics	76	18	207	38
Aerospace	60	57	157	198
Truck	74	25	179	(12)
Automotive	39	23	120	(42)
Total segment operating profit	471	310	1,212	629

Corporate
Amortization of intangible assets	(46)	(42)	(134)	(126)
Interest expense-net	(33)	(38)	(102)	(116)
Pension & other postretirement benefits expense	(30)	(36)	(91)	(175)
Stock option expense	(2)	(7)	(9)	(20)
Other corporate expense-net	(55)	(21)	(133)	(59)
Income before income taxes	305	166	743	133
Income tax expense (benefit)	36	(28)	89	(40)
Net income	269	194	654	173
Adjustment of net income for noncontrolling interests	(1)	(1)	(5)	(1)
Net income attributable to common shareholders	$268	$193	$649	$172

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Millions)	2010	2009

Current assets
Cash	$395	$340
Short-term investments	493	433
Accounts receivable	2,332	1,899
Inventories	1,533	1,326
Deferred income taxes & other current assets	600	526
Total current assets	5,353	4,524

Property, plant & equipment-net	2,381	2,445
Goodwill	5,440	5,435
Other intangible assets	2,360	2,441
Deferred income taxes & other long-term assets	1,481	1,437
Total assets	$17,015	$16,282

Current liabilities
Short-term debt	$93	$113
Current portion of long-term debt	5	5
Accounts payable	1,353	1,057
Accrued compensation	437	256
Other current liabilities	1,425	1,258
Total current liabilities	3,313	2,689

Long-term debt	3,406	3,349
Pension liabilities	1,263	1,586
Other postretirement benefits liabilities	748	754
Deferred income taxes & other long-term liabilities	1,036	1,086

Equity
Eaton shareholders' equity	7,207	6,777
Noncontrolling interests	42	41
Total equity	7,249	6,818
Total liabilities & equity	$17,015	$16,282

See accompanying notes.

EATON CORPORATION
NOTES TO THE THIRD QUARTER 2010 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses

In 2010 and 2009, Eaton acquired certain businesses and entered into joint ventures. The Statements of Consolidated Income include the results of these businesses from the dates of the transactions. These transactions are summarized below:
Acquired business	Date of transaction	Business segment	Annual sales

Wright Line Holding, Inc.	August 25,	Electrical	$101 for year
A U.S. provider of customized enclosures, rack systems, and air flow management systems to store, power, and secure mission-critical IT data center electronics.	2010	Americas	ended June 30, 2010

EMC Engineers, Inc.	July 15, 2010	Electrical	$24 for 2009
A U.S. energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.		Americas

Joint venture agreement to support the COMAC C919	July 12, 2010	Aerospace	New joint
single-aisle commercial aircraft program			venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human machine interfaces, programmable logic controllers and input/output devices. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.	2009	Rest of World

SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 2, 2009	Electrical Rest of	$10 for 2008
A 49%-owned joint venture in Abu Dhabi that manufactures low voltage switchboards and control panels assemblies for use in the Middle East power generation and industrial markets.		World

Subsequent Event – Acquisition of Business

On October 1, 2010, Eaton acquired CopperLogic, Inc., a U.S.-based manufacturer of electrical and electromechanical systems. This business had sales of approximately $35 for the year ended August 31, 2010.

Acquisition Integration Charges

In 2010 and 2009, Eaton incurred charges related to the integration of acquired businesses. These charges were recognized as expense as incurred. A summary of these charges follows:
	Three months ended September 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges

	2010	2009	2010	2009	2010	2009
Electrical Americas		$1	$141	$142	$141	$143
Electrical Rest of World	$6	12	81	45	87	57
Hydraulics		2	76	18	76	20
Aerospace	1	4	60	57	61	61
Truck			74	25	74	25
Automotive			39	23	39	23
	$7	$19	$471	$310	$478	$329
After-tax charges	$4	$12
Per common share	$.03	$.07

	Nine months ended September 30
	Acquisition integration charges		Operating profit (loss) as reported		Operating profit (loss) excluding acquisition integration charges

	2010	2009	2010	2009	2010	2009
Electrical Americas	$2	$4	$366	$392	$368	$396
Electrical Rest of World	20	38	183	55	203	93
Hydraulics		3	207	38	207	41
Aerospace	3	9	157	198	160	207
Truck			179	(12)	179	(12)
Automotive		1	120	(42)	120	(41)
	$25	$55	$1,212	$629	$1,237	$684
After-tax charges	$16	$36
Per common share	$.10	$.21

Charges in 2010 were related primarily to Moeller and Phoenixtec. Charges in 2009 were related primarily to Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. These charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2009 to reduce its workforce in response to the severe economic downturn. The reductions totaled approximately 17% of the full-time workforce. These actions resulted in the recognition of severance and pension and other postretirement benefits expense of $22 in the third quarter of 2009 and $156 in the first nine months of 2009. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Pension and Other Postretirement Benefits Expense

Due to limitations imposed by the Pension Protection Act on pension lump sum distributions, Eaton’s U.S. Qualified Pension Plan became restricted in 2009 from making 100% lump sum payments. As a result, the plan experienced a significant increase in lump sum payments in 2009 before the limitation went into effect. Pension settlement expense was $51 in the second quarter of 2009 and $77 in the first nine months of 2009, most of which was attributable to the U.S. pension plans. A portion of the increase was attributable to the workforce reduction in 2009.

As a result of the workforce reduction in 2009, curtailment expense related to pension plans of $14 was recognized in the second quarter of 2009 and $21 in the first nine months of 2009. The curtailment expense included recognition of the change in the projected benefit obligation, as well as recognition of a portion of the unrecognized prior service cost.

These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges were included in Pension & other postretirement benefits expense.

Income Taxes

During the third quarter of 2010 and the first nine months of 2010, income tax expense of $36 and $89, respectively, was recognized (an effective tax rate of 11.7% in the third quarter and 12.0% in the first nine months of 2010) compared to income tax benefits of $28 and $40 in the third quarter of 2009 and the first nine months of 2009, respectively (a tax benefit rate of 17.0% in the third quarter and 30.5% for the first nine months of 2009). Income tax expense for the first nine months of 2010 included a non-cash, one-time charge of $23 ($0.14 per common share) that was recorded in the first quarter of 2010 to reflect the impact of the Health Care Reform and Education Reconciliation Act on taxation associated with Medicare Part D. Without this one-time charge, income tax expense of $66 (an effective tax rate of 8.9%) would have been recognized in the first nine months 2010. Income tax expense for the first nine months of 2010 also reflected a benefit associated with the successful resolution of international tax audit issues; the recognition of state and local income tax attributes involving tax loss carryforwards, tax credits and other temporary differences; the recognition of international tax incentives; and the recognition of other international tax benefits.

Reconciliation of Non-GAAP Financial Measures

This earnings release discloses operating earnings, operating earnings per common share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Gary Klasen, 216-523-4736
William Hartman, 216-523-4501